UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

109 North Post Oak Lane, Suite 422, Houston, Texas 77024

 (Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On December 4, 2008, a subsidiary of Nova Biosource Fuels, Inc. accepted the offer of Scott Petroleum Corporation (“Scott”) to terminate the biodiesel tolling and offtake agreement, dated March 7, 2007, as amended on July 2, 2007 and August 11, 2008 (the “Tolling Agreement”), between Scott and Nova Biofuels Trade Group, LLC (“Nova”).  Under the terms of the Tolling Agreement, Scott had agreed to sell, and Nova had agreed to purchase, 50% of the monthly production of biodiesel from Scott’s 20 million gallon per year biodiesel refinery in Greenville, Mississippi.  The Tolling Agreement provided that the purchase price would equal the production cost for the biodiesel plus a mark-up.  Scott had claimed that Nova was obligated to purchase approximately 610,000 gallons of biodiesel at a purchase price of $5.49 per gallon.  Nova disputed the calculation of the purchase price as well as whether it was obligated to purchase the disputed amounts of biodiesel under the circumstances.  In response to a notice from Scott claiming a default and exercising its right to terminate the Tolling Agreement, Nova elected to accept Scott’s choice of remedy rather than purchase the disputed amounts of biodiesel at an uneconomical price.  Pursuant to Section 2.3.2 of the Tolling Agreement, as amended, in the event of a material breach by either party of its obligation to deliver or obligation to purchase and receive the minimum purchase amount, other than in the event of a force majeure, the non-defaulting party shall not be entitled to an award of monetary or liquidated damages and shall be entitled to injunctive relief only.  As noted above, Scott elected to terminate the Tolling Agreement rather than seeking injunctive relief.  As a result, Nova believes that it has no further obligations to Scott under the Tolling Agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

By:	/s/ Kenneth T. Hern
Kenneth T. Hern
Chairman and Chief Executive Officer

Date: December 10, 2008